Contact:
Mento A."Chuck" Soponis
Chief Executive Officer
Oragenics, Inc.
(386) 418-4018
                                                           FOR IMMEDIATE RELEASE

            ORAGENICS RECEIVES $2.4 MILLION THROUGH WARRANT EXERCISE

                    COMPANY RETAINS INVESTOR RELATIONS FIRM.

ALACHUA FL (JANUARY 5, 2004) - Oragenics, Inc. (TSX-V: ORA.U) announced today that all warrant holders exercised their Series A warrants which were to expire December 24, 2003. Exercise of the 1,200,000 Series A warrants at the $2.00 exercise price resulted in a total of $2.4 million (U.S.) received by the Company.

The Company also announced that it had retained MontRidge LLC to serve as its investor relations consultant beginning in January of 2004. Since 1991 MontRidge has worked closely with biotechnology industry clients to achieve their financing goals. MontRidge is located in Ridgefield, Connecticut.


Oragenics, Inc. is an emerging biotechnology research and development company that began operations in 1999. Located in Alachua, Florida at the University of Florida's Sid Martin Biotechnology Development Incubator, Oragenics is developing three new healthcare products. The most advanced product is an oral rinse for the prevention of tooth decay, which is anticipated to enter clinical trials in 2004. The second product in pre-clinical development is a broad-spectrum antibiotic. Oragenics is also developing a probiotic product to maintain oral health. For more information about Oragenics, please consult the Company's website at www.oragenics.com.

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